Exhibit (21.1) - List of Subsidiaries




NAME                                 JURISDICTION OF               PERCENTAGE
                                     INCORPORATION                 OWNERSHIP
------------------                   -------------------           ----------
Tengtu United Electronics            China                         57%
Development, Co. Ltd.
(Joint Venture)

TIC Beijing Electronics Co., Ltd.    China                         100%

Edsoft Platforms (Canada) Ltd.       British Columbia, Canada      100%

Edsoft Platforms (H.K.) Ltd.         Hong Kong                     60.2%

ebiztengtu.com, Inc.                 Delaware                      100%


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